Exhibit 99.2

                    AT&T Provides Financial Guidance for 1999


         AT&T said today that it expects earnings per share (EPS) from continuing operations for 1999 to be in the range of $4.20 to $4.30, excluding the impact of its planned merger with Tele-Communications, Inc. (TCI) and the separately announced stock split and share repurchase. The company said that as a result of the TCI merger, AT&T expects EPS dilution to be approximately $1.00 per share on a pro forma basis, assuming the merger closes at the end of the first quarter.

         The company expects 1999 revenue growth to range from five to seven percent on a pro forma basis, including the effect of its planned mergers with TCI and Vanguard Cellular Systems and the previously announced acquisition of the IBM global network business. The company said it expected these acquisitions and investments to transform its revenue, cash-flow and asset base from dependence on a single product line - long distance voice - to a more diversified portfolio of high-growth communications, information and video services.

         Business Services is expected to increase revenue between seven and nine percent as a result of continued growth in data, local and wholesale services. AT&T Wireless Services plans to continue to expand its national presence and its successful Digital One Rate plan. It expects to report revenue growth, as well as growth in earnings before interest, taxes, depreciation and amortization (EBITDA), in the high teens. AT&T Solutions expects to report revenue growth of about 30 percent, given several major outsourcing contracts signed and announced within the past year.

         The company also said, as anticipated, that Consumer Services long distance revenue is expected to decline between two to four percent, as a result of declining prices in a hotly competitive market and the substitution of wireless services for calling card and other higher-priced long distance services.

         As a key part of the company's strategy for growth in overall Consumer Services revenue, AT&T said it is accelerating plans to offer cable telephony services. In 1999, AT&T and TCI expect to conduct ten market trials in which they will co-market voice, video and high-speed data services to customers in two San Francisco Bay area communities, and in Chicago, Dallas, Pittsburgh, Seattle, Denver, Salt Lake City, Portland, Ore., and St. Louis. AT&T said it plans to quickly expand these market trials and to be offering local telephony in most TCI markets in 2000. Initially, the company said it plans to offer circuit switched telephony, but expects to begin to deploy IP technology when it is available in 2000.

         AT&T said it has made significant progress in transforming its cost structure in 1998. Through the first three quarters of 1998, selling, general and administrative (SG&A) expenses were cut from almost 30 percent of revenue to less than 25 percent. The company expects to lower that ratio to 21 percent for 1999, excluding its wireless and local services businesses, which have a different cost structure requiring additional investment to fund their growth.

         AT&T estimated that its 1999 pro forma EBITDA would grow in the high teens, to $18 to $20 billion, which would be primarily reinvested in its business.

         AT&T estimated 1999 capital spending would be approximately $9 to $10 billion. However, the company said it was shifting much of the spending from its core long distance voice network into higher growth areas, primarily wireless, local, and data/IP services. Assuming completion of the TCI merger at the end of the first quarter, total capital spending is expected to range from $11 to $12 billion for the year. This reflects AT&T's decision to accelerate the upgrade of TCI cable systems in certain major metropolitan areas to increase video capacity and add power for telephony applications.


                                      ####


The foregoing are "forward looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.